Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Corporation Reports Strong Sales and Record 2005 Fourth
Quarter and Full Year Results

Oak Brook, IL - February 14, 2006 - RC2 Corporation (NASDAQ:RCRC) today announced its results for the fourth quarter and year ended December 31, 2005. Net income was $17.3 million or $0.80 per diluted share in the 2005 fourth quarter as compared with $10.9 million or $0.51 per diluted share in the year ago fourth quarter. Net income for the year ended December 31, 2005 was $53.1 million or $2.47 per diluted share as compared with $34.0 million or $1.72 per diluted share for the year ended December 31, 2004.

Net income per diluted share for both the 2005 fourth quarter and year was negatively impacted by approximately $0.02 from a tax charge of approximately $0.5 million due to the repatriation of foreign earnings and by approximately $0.02 for additional tooling depreciation taken on discontinued product lines of approximately $0.5 million, net of income tax benefit. In addition, amortization expense, as a result of valuations completed in 2005, taken during the fourth quarter and year ended December 31, 2005, of approximately $0.2 million and $1.0 million respectively, negatively impacted diluted earnings per share by approximately $0.01 and $0.05 for the 2005 quarter and year, respectively.

Results for the fourth quarter and the year ended December 31, 2004 were negatively impacted by the Company’s decision to discontinue certain low-performing product lines as well as its distribution at NASCAR trackside sales events. In addition, in the fourth quarter of 2004, the Company also recorded an adjustment to the income tax provision. The combined impact of these fourth quarter 2004 charges on the Company’s diluted earnings per share was approximately $0.28 and $0.30 for the fourth quarter and year ended December 31, 2004, respectively. Results for 2004 include Playing Mantis, Inc. (Playing Mantis) from June 1, 2004 and The First Years Inc. (The First Years) from September 16, 2004.

(See table below for a reconciliation of diluted earnings per share for 2004 and 2005.)

Fourth Quarter Operating Results
Fourth quarter net sales increased approximately 11% to $156.6 million compared with $140.4 million for the fourth quarter a year ago. The fourth quarter net sales increase was primarily attributable to our children’s toys category, which grew approximately 41% quarter over quarter (refer to the attached supplemental sales reporting schedule), primarily driven by the Bob the Builder, John Deere and Thomas & Friends product lines and an approximate 9% increase in our infant products category. Current year fourth quarter net sales, excluding approximately $0.5 million in net sales for the previously announced discontinued product lines, increased approximately 14% compared with fourth quarter 2004 net sales, excluding $3.9 million in net sales from the discontinued product lines and the W. Britain product line, which was sold during the third quarter of 2005.

Gross margin increased to 47.2% from 45.7%, but decreased slightly compared with the gross margin of 47.8% in the fourth quarter of 2004, excluding approximately $3.0 million in 2004 fourth quarter non-recurring charges. The decrease is primarily attributable to higher freight and product costs as well as product mix. Selling, general and administrative expenses as a percentage of net sales decreased to 27.8% in the fourth quarter of 2005 compared with 28.9% in the fourth quarter of 2004, or 28.1% excluding approximately $1.2 million in nonrecurring charges, primarily reflecting the realization of integration cost savings. Operating income increased approximately 57% to $30.1 million or 19.2% of net sales from $19.1 million or 13.6% of net sales in the prior year fourth quarter. Operating income in the fourth quarter of 2004, excluding approximately $8.5 million in fourth quarter non-recurring charges, was $27.6 million or 19.7% of net sales.

Year to Date Operating Results
Net sales for the 2005 year increased approximately 32% to $504.4 million from $381.4 million for 2004. The net sales increase for the year was primarily attributable to the addition of The First Years for the full year of 2005 versus only 3.5 months in 2004, as well as the growth in our children’s toys category. (Refer to the attached supplemental sales reporting schedule.) The increase in the children’s toys category can be primarily attributed to the Thomas & Friends, Bob the Builder and John Deere ride-on and toy vehicles product lines. Full year 2005 net sales, excluding approximately $4.7 million in net sales for the discontinued product lines and W. Britain product line, increased approximately 7% compared with pro forma full year 2004 net sales excluding $23.7 million in net sales from the aforementioned items.

The gross margin for the year ended December 31, 2005 decreased to 48.7% as compared with 49.3% for the 2004 year, but increased slightly when compared to the 2004 pro forma gross margin excluding $3.0 million in non-recurring charges of 48.5%. Selling, general and administrative expenses as a percentage of net sales were 30.8% for 2005 as compared with 33.1% for 2004. Operating income increased to $90.7 million or 18.0% of net sales for the year ended December 31, 2005 as compared with $57.3 million or 15.0% of net sales for the year ended December 31, 2004. Pro forma operating income in 2004, excluding approximately $8.5 million in fourth quarter non-recurring charges detailed above, was $75.3 million or 15.4% of net sales.

Additional Financial Information
As part of the Company’s disciplined approach to eliminating low volume and low margin products, the Company discontinued certain individual licensed SKU’s within certain collectible product lines and decided not to renew these license agreements. The sales dollars associated with these items in 2005 were $1.9 million. During the fourth quarter the Company wrote-off specifically identified undepreciated tooling costs of approximately $0.5 million, net of income tax benefit, or approximately $0.02 per diluted share.

During the fourth quarter the Company also approved its plan for the one-time repatriation and reinvestment of unremitted foreign earnings under the American Jobs Creation Act. The Company repatriated cash of $8 million during the fourth quarter, and incurred a related tax charge of approximately $0.5 million or $0.02 per diluted share.

Balance Sheet Update
The Company has continued to generate strong cash flow and has reduced its debt by $34.4 million during the fourth quarter of 2005. On December 31, 2005, the Company’s outstanding debt balance was $82.6 million compared with $117.0 million on September 30, 2005 and its year end cash balances exceeded $25 million. The Company expects to make additional debt payments in the first quarter of 2006.

Commentary
Curt Stoelting, CEO of RC2 commented, “Our fourth quarter organic sales growth of 14% was very strong and sets the stage for continued sales growth in 2006. Our profits, though very good in the quarter, were impacted by approximately $1.2 million in launch promotions and television advertising for the Bob the Builder product lines as well as the previously mentioned tax repatriation and tooling write-offs.”

The advertising spending was well above the normal level of promotional support and helped ensure a successful retail sell-through for our Bob the Builder product lines. For the year, we generated approximately $21 million in net sales for our new Bob the Builder product line, approximately $10 million in net sales in the fourth quarter. Our 2005 investments in the Bob the Builder product line should pay dividends as we progress throughout 2006. Based on the successful sell-through, many retailers are planning to expand their shelf space and store counts for this product line which we plan to expand with new products and additional categories in 2006 and beyond.”

Other highlights in the quarter included continued strong sales of our Thomas & Friends and John Deere toys and ride-on vehicles. It was another outstanding quarter in our children’s toys category with over 40% sales growth. Organic sales growth accelerated in our infant products category increasing to 9% in the current year fourth quarter compared with 4% pro forma sales growth in the current year third quarter. During the fourth quarter we began distribution of our many new 2006 infant products including the new licensed version of our Take & Toss® toddler feeding system. We expect the positive trends in our infant products and children’s toys categories to continue in 2006.”

Stoelting concluded, “Our results for the 2005 year demonstrate another very successful year for RC2. We accomplished our three key objectives for 2005 - completing the integration of our 2004 acquisitions, launching our Bob the Builder product line and achieving pro forma organic sales growth in our key channels of distribution. During the year, we also increased our comparative diluted EPS by 22% (see Reconciliation of Diluted Earnings per Share table below), reduced our debt by nearly $50 million and increased the strength of our balance sheet. Most importantly, we positioned RC2 for continued growth in 2006 and beyond.”

Financial Outlook
Net sales for 2005 excluding sold and discontinued product lines totaled $499.7 million. From this base level of 2005 net sales, the Company expects continued sales growth in 2006. Overall sales increases are dependent on a number of factors including continued success and expansion of existing product lines, successful introductions of new products and product lines and renewal of key licenses. Other key factors include seasonality, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.

Based on current sales and margin estimates, the Company currently expects that full year 2006 diluted earnings per share will range from $2.60 to $2.70. This amount includes an estimated $0.13 per diluted share impact of expensing stock options under SFAS 123 (R) which took effect January 1, 2006. Pro forma compensation expense for the year ended December 31, 2005 under SFAS 123 (R) would have been approximately $2.1 million, net of tax benefit, or approximately $0.10 per diluted share, which would have resulted in diluted earnings per share of $2.37 for 2005. The aforementioned diluted earnings per share range for 2006 excludes any potential impact on our diluted weighted average number of shares outstanding from the implementation of SFAS 123(R) which will be determined by March 31, 2006.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including pro forma net sales excluding net sales from discontinued and sold product lines, pro forma gross profit and operating income excluding certain non-recurring charges as well as the attached Reconciliation of Non-GAAP Financial Information. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results. This information should be considered in addition to the results prepared in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure in context. See Reconciliation of Non-GAAP Financial Information and Supplemental Sales Reporting below for additional details regarding non-GAAP financial information.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Tuesday, February 14, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.earnings.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Company Description
RC2 Corporation (www.rc2corp.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, hobby and infant care products that are targeted to consumers of all ages. RC2’s infant and preschool products are marketed under its Learning Curve® family of brands which includes The First Years® by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street. RC2 markets its collectible and hobby products under a portfolio of brands including Johnny Lightning®, Racing Champions®, Ertl®, Ertl Collectibles®, AMT®, Press Pass®, JoyRide® and JoyRide Studios®. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

-Tables to Follow-
###

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)

	Quarter ended December 31,		Year ended December 31,
	2005	2004	2005	2004	2004 Pro Forma
					(unaudited)
Net sales	$156,578	$140,437	$504,445	$381,425	$489,481
Cost of sales (1)	82,681	76,262	258,948	193,497	254,818
Gross profit	73,897	64,175	245,497	187,928	234,663
Selling, general and
administrative expenses (1)	43,496	40,627	155,413	126,265	163,150
Impairment of intangible assets	-	4,318	-	4,318	4,318
Amortization of intangible assets	290	94	1,385	94	375
Gain on sale of assets	-	-	(1,953)	-	-
Operating income	30,111	19,136	90,652	57,251	66,820
Interest expense, net	1,426	1,598	5,983	4,063	8,352
Other expense (income)	493	(78)	146	(508)	(687)
Income before income taxes	28,192	17,616	84,523	53,696	59,155
Income tax expense	10,913	6,729	31,393	19,718	22,784
Net income	$17,279	$10,887	$53,130	$33,978	$36,371

(1) Depreciation expense was approximately $4.2 million and $6.0 million for the quarters ended December 31, 2005 and 2004, respectively.
Depreciation expense was approximately $14.5 million and $15.3 million for the years ended December 31, 2005 and 2004, respectively.

EPS:
Net income per share
Basic	$0.83	$0.53	$2.58	$1.82	$1.94
Diluted	$0.80	$0.51	$2.47	$1.72	$1.84
Weighted average shares outstanding
Basic	20,703	20,413	20,613	18,687	18,726
Diluted	21,552	21,418	21,532	19,761	19,800

	Selected Consolidated Balance Sheet Data

	December 31, 2005	September 30, 2005	December 31, 2004
		(Unaudited)

Cash and cash equivalents	$25,262	$20,077	$20,123
Trade accounts receivable, net	113,066	113,861	93,616
Inventory	71,260	88,097	55,023
Accounts payable and accrued exp.	87,322	85,495	64,040
Line of credit	17,959	47,000	50,000
Term loan	64,688	70,000	81,250
Stockholders' equity	$398,951	$382,820	$346,762

General Notes:
(a)   Results for 2004 include Playing Mantis from June 1, 2004 and The First Years from September 16, 2004.
As these acquisitions were accounted for using the purchase method, periods prior to the acquisition effective dates do not include any results for Playing Mantis or The First Years.

(b) Certain prior year amounts have been reclassified to conform to the current year presentation.

RC2 Corporation and Subsidiaries
Reconciliation of Non-GAAP Financial Information

	Reconciliation of Consolidated Statements of Earnings
	Quarter ended December 31,		Year ended December 31,
	2005	2004	2005	2004
(in thousands, except per share data)	As Reported Excluding Non-Recurring Items	As Reported Excluding Non-Recurring Items	As Reported Excluding Non-Recurring Items	Pro Forma Excluding Non-Recurring Items
(unaudited)
Net sales	$156,578	$140,437	$504,445	$489,481
Cost of sales (4)	81,900	73,292	258,167	251,848
Gross profit	74,678	67,145	246,278	237,633
Selling, general and administrative expenses (4)	43,496	39,435	155,413	161,958
Amortization of intangible assets (3)	94	94	375	375
Gain on sale of assets (2)	-	-	-	-
Operating income	31,088	27,616	90,490	75,300
Interest expense, net	1,426	1,598	5,983	8,352
Other expense (income)	493	(78)	146	(687)
Income before income taxes	29,169	26,096	84,361	67,635
Income tax expense (1)	10,736	9,178	31,204	25,233
Net income	$18,433	$16,918	$53,157	$42,402

	Reconciliation of Diluted Earnings Per Share
	Quarter ended December 31,		Year ended December 31,
	2005	2004	2005	2004
As reported	$0.80	$0.51	$2.47	$1.72
Tax adjustments (1)	0.02	0.03	(0.01)	0.03
Gain on sale of W. Britain assets (2)	-	-	(0.06)	-
Amortization expense (3)	0.01	-	0.05	-
Non-recurring charges for
discontinued products (4)	0.02	0.25	0.02	0.27
As adjusted	$0.85	$0.79	$2.47	$2.02

(1)
During the second quarter of 2005, the Company benefited from the reduction of certain accruals stemming from the resolution of specific outstanding state and foreign tax issues. The reduction of these accruals amounted to a benefit of approximately $0.7 million, or $0.03 per diluted share.  During the fourth quarter of 2005, the Company approved its plan for the one-time repatriation and reinvestment of unremitted foreign earnings under the American Jobs Creation Act. The Company repatriated cash of $8 million during the quarter, and incurred a tax charge of approximately $0.5 million, or $0.02 per diluted share.  During the fourth quarter of 2004, the Company recorded an adjustment to the income tax provision of approximately $0.6 million, or $0.03  per diluted share.

(2)
During the third quarter of 2005, the Company sold assets related to the W. Britain product line of collectible pewter toy soldiers and accessories for cash totaling approximately $2.9 million. This transaction resulted in a gain of approximately $2.0 million, $1.2 million net of income tax, or $0.06 per diluted share, which is included in operating income. Net sales recorded by the Company attributable to this product line were approximately $3.1 million for 2004 and approximately $1.7 million for 2005.

(3)
During 2005, the Company completed its valuation of assets acquired in the Playing Mantis and The First Years transactions. As a result, approximately $43 million in other intangible assets have been recorded on the balance sheet that previously were recorded in goodwill. Some of these intangible assets were also deemed to have specified useful lives, which has resulted in amortization expense during 2005 fourth quarter and year of approximately $0.2 million and $1.0 million, respectively, or $0.01 and $0.05 per diluted share, respectively. 2006 annual amortization expense for intangible assets related to the 2004 acquisitions is expected to be approximately $1.0 million.

(4)
During the fourth quarter of 2005, the Company discontinued certain individual licensed SKU's within some collectible product lines and decided not to renew the associated license agreements. The net sales attributable to these items in 2005 were $1.9 million. The Company wrote-off specifically identified undepreciated tooling costs of $0.8 million, $0.5 million net of income tax benefit, or $0.02 per diluted share.  During the fourth quarter of 2004, the Company discontinued certain low-performing product lines as well as its distribution at NASCAR trackside events. In December 2004, the Company recorded a non-cash impairment charge of approximately $4.3 million to write-off intangible license and trademark assets recorded at the time of the Learning Curve acquisition. In addition, the Company recorded charges of approximately $3.0 million to write-off undepreciated tooling and to provide for inventory reserves, as well as $1.2 million to provide for royalty reserves. These combined charges totaled $8.5 million, or $5.4 million net of income tax benefit, negatively impacting diluted earnings per share for the 2004 quarter and year by $0.25 and $0.27, respectively.

RC2 Corporation and Subsidiaries
Supplemental Sales Reporting

(in thousands) (unaudited)
	Quarter ended Dec. 31, 2005	Quarter ended Dec. 31, 2004	Year ended Dec. 31, 2005	Year ended Dec. 31, 2004	Pro Forma Year ended Dec. 31, 2004
Net sales by Category:
Collectible products	$33,261	$44,199	$123,462	$154,838	$159,728
Children’s toys	80,697	57,125	220,818	166,406	164,046
Infant products	42,620	39,113	160,165	60,181	165,707
Net sales as reported	156,578	140,437	504,445	$381,425	489,481
Discontinued and W. Britain product lines	509	3,938	4,701		23,691
Net sales excluding discontinued and W. Britain product lines	$156,069	$136,499	$499,744		$465,790

Net sales by Channel:
Chain retailers	$100,257	$85,576	$314,469	$199,637
Specialty and hobby wholesalers and retailers	36,214	32,677	128,504	116,519
OEM dealers	13,567	13,120	40,651	37,810
Corporate promotional	5,756	6,811	18,331	18,216
Direct to consumers	784	2,253	2,490	9,243
Net sales	$156,578	$140,437	$504,445	$381,425